EXHIBIT 99.1

Press Release New York

SOTHEBY'S ANNOUNCES NEW 5-YEAR CREDIT FACILITY LED BY GE CAPITAL, CORPORATE FINANCE

Amended Credit Facility Increases Borrowing Capacity from $200 Million to $300 Million and extends maturity to December, 2017

NEW YORK, 19 December 2012 - Sotheby's (NYSE: BID) today announced that the Company has amended and extended its revolving credit facility (the “Facility”) led by GE Capital, Corporate Finance. The amendment will extend the maturity date of the Facility an additional three years to December, 2017 and will increase borrowing capacity to $300 million from $200 million. Borrowing costs under the Facility have also been reduced.

“The renewal and extension of this credit facility is good news for Sotheby's and our shareholders,” said Bill Sheridan, Sotheby's Chief Financial Officer. “We are very pleased that our current and new lenders have recognized the solid financial performance of Sotheby's and have increased their commitment by $100 million as well as agreed to more flexibility with respect to covenants and borrowing base.”

For additional details about the 2012 Credit Agreement, please refer to the 8-K that will be filed and can be found online at http://investor.shareholder.com/bid/sec.cfm.

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby's
Sotheby's is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby's is listed on the New York Stock Exchange under the symbol BID. For information, please visit www.sothebys.com/.

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